FUND ACCOUNTING SERVICE AGREEMENT

between

MATTERHORN GROWTH FUND, INC.

and

AMERICAN DATA SERVICES, INC.



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INDEX
1. DUTIES OF ADS.
2. COMPENSATION OF ADS.
3. LIMITATION OF LIABILITY OF ADS.
4. REPORTS.
5. ACTIVITIES OF ADS.
6. ACCOUNTS AND RECORDS.
7. CONFIDENTIALITY.
8. DURATION AND TERMINATION OF THIS AGREEMENT.
9. ASSIGNMENT.
10.  NEW YORK LAWS TO APPLY
11. AMENDMENTS TO THIS AGREEMENT.
12. MERGER OF AGREEMENT
13. NOTICES.
SCHEDULE A
(a) FUND ACCOUNTING SERVICE FEE:
FEE WAIVER
FEE INCREASES
(b) EXPENSES.
(c) SPECIAL REPORTS.
(d) SECURITY DEPOSIT.
(e) CONVERSION CHARGE.
SCHEDULE B:




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FUND ACCOUNTING SERVICE AGREEMENT

AGREEMENT made the 1st. day of July, 1995 by and between MATTERHORN GROWTH FUND, INC., a Maryland corporation, (the "Fund") and AMERICAN DATA SERVICES, INC., a New York corporation ("ADS").

BACKGROUND

WHEREAS, the Fund is a non-diversified open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, ADS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

WHEREAS, the Fund desires to avail itself of the experience, assistance and facilities of ADS and to have ADS perform for the Fund certain services appropriate to the operations of the Fund, and ADS is willing to furnish such services in accordance with the terms hereinafter set forth.

TERMS

NOW,   THEREFORE,   in  consideration  of  the  promises  and  mutual  covenants hereinafter contained, the Fund and ADS hereby agree as follows:

1.  DUTIES OF ADS.
           ADS will perform the following services for the Fund:

           (a) Timely calculate and transmit to NASDAQ the Fund's daily net asset value and communicate such value to the Fund and its transfer agent;

           (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of ADS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and ADS. Without limiting the generality of the foregoing, ADS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

o          Cash receipts journal
o          Cash disbursements journal
o          Dividend record
o          Purchase and sales - portfolio securities journals
o          Subscription and redemption journals
o          Security ledgers
o          Broker ledger
o          General ledger
o          Daily expense accruals
o          Daily income accruals
o          Securities and monies borrowed or loaned and collateral therefore
o          Foreign currency journals
o          Trial balances



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                     (c)  Provide the Fund and its investment adviser with daily
portfolio valuation, net  asset  value                    calculation  and other
standard operational reports as requested from time to time.

           (d) Provide all raw data available from our fund accounting system (PAIRS) for management's or the administrators preparation of the following:

                               1. Semi-annual financial statements;
                               2. Semi-annual form N-SAR;
                               3. Annual tax returns;
                               4. Financial data necessary to update form N-1a;
                               5. Annual proxy statement.
                               6. Financial data necessary to calculate all
                                  dividends and capital gains distributions in accordance with Subchapter M of the Internal Revenue Code.

ADS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2. COMPENSATION OF ADS.
           In consideration of the services to be performed by ADS as set forth herein for each portfolio listed in Schedule B, ADS shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses. The Fund agrees to pay ADS the fees and reimbursement of out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule A.

3. LIMITATION OF LIABILITY OF ADS.
           (a) ADS may rely upon the advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted and for any actions reasonably taken in good faith reliance upon such statements and without gross negligence or misconduct, ADS shall not be liable to anyone.

           (b) ADS shall be liable to the Fund for any losses arising out of any act or omission in the course of its duties, the gross negligence, misfeasance, bad faith of ADS or breach of the agreement by ADS or disregard of ADS's obligations and duties under this agreement or the willful violation of any applicable law.

           (c) Except as may otherwise be provided by applicable law, neither ADS nor its shareholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to ADS by the Fund or its authorized agents. ADS shall promptly notify the Fund of the assertion of a claim for which the Fund may be required to indemnify ADS and shall keep the Fund advised with respect to all developments regarding such claim. The Fund shall have the option to participate in the defense of such claim. ADS in no case shall confess any claim or make any compromise in any case in which the Fund may be required to indemnify ADS except with the Fund's prior written consent.




4. REPORTS.


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           (a) The Fund shall provide to ADS on a quarterly  basis a report of a duly authorized officer of the Fund representing that all information furnished to ADS during the preceding quarter was true, complete and correct in all material respects. ADS shall not be responsible for the accuracy of any information furnished to it by the Fund or its authorized agents, and the Fund shall hold ADS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

           (b) Whenever, in the course of performing its duties under this Agreement, ADS determines, on the basis of information supplied to ADS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ADS shall promptly notify the Fund and its counsel of such violation.

5. ACTIVITIES OF ADS.
           The services of ADS under this Agreement are not to be deemed exclusive, and ADS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

6. ACCOUNTS AND RECORDS.
           The accounts and records maintained by ADS shall be the property of the Fund, and shall be surrendered to the Fund promptly upon request by the Fund in the form in which such accounts and records have been maintained or preserved (including the electronic or computerized format in which such accounts and records have been maintained). ADS agrees to maintain a back-up set of accounts and records of the Fund (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. ADS shall assist the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records. ADS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

7. CONFIDENTIALITY.
           ADS agrees that it will, on behalf of itself and its officers and employees, treat all information obtained pursuant to, and all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Fund.

8. DURATION AND TERMINATION OF THIS AGREEMENT.
           This Agreement shall become effective as of the date hereof and shall remain in force for a period of three (3) years, provided however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

           Should the Fund exercise its right to terminate, all expenses incurred by ADS associated with the movement of records and material will be borne by the Fund. Such expenses will include all out-of-pocket expenses and all time incurred to train or consult with the successor fund accounting agent with regard to the transfer of fund accounting responsibilities. The charge for all time incurred by ADS will be calculated in accordance with the rates specified in Schedule A paragraph (c).





9. ASSIGNMENT.
           This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ADS, or by ADS without the prior written consent of the Fund.


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10.  NEW YORK LAWS TO APPLY
           The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11. AMENDMENTS TO THIS AGREEMENT.
           This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

12. MERGER OF AGREEMENT
           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13. NOTICES.
           All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):



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To the Fund:                                    To the Administrator:
      Mr. Mark D. Beckerman                     Michael Miola
      President                                 President
      The 44 Wall Street Equity Fund, Inc.      American Data Services, Inc.
      26 Broadway                               24 West Carver Street
      New York, NY  10004-1790                  Huntington, New York  11743


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

    MATTERHORN GROWTH FUND, INC.             AMERICAN DATA SERVICES, INC.

    By:_____________________________         By:____________________________
        Mark D. Beckerman, President             Michael Miola, President




SCHEDULE A

(a) FUND ACCOUNTING SERVICE FEE:

           For the services rendered by ADS in its capacity as fund accounting agent, as specified in Paragraph 1. DUTIES OF ADS, the Fund shall pay ADS, within ten (10) days after receipt of an invoice from ADS at the beginning of each month, a fee equal to:



CALCULATED FEE WILL BE BASED UPON PRIOR MONTH AVERAGE NET ASSETS:
(No prorating partial months)

THE MINIMUM FEE:

$1,000 per month for Fund Group (1)

OR,

NET ASSET CHARGE: (1)

On first $12 million of average
monthly net assets..................................1/12th of 17.00 basis points
On all assets in excess of $12
million..............................................1/12th of 2.50 basis points

(1) The Fund Group consists of The 44 Wall Street Equity Fund and the Progressive Portfolio Series. The Net asset charge is based upon the average aggregate monthly net assets of the Fund Group.



FEE WAIVER

ADS shall waive all service fees due and payable under this Agreement during the first two (2) months this Agreement is in effect. Out of pocket expenses are not considered service fees and will be charged to the Fund during the fee waiver period.



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FEE INCREASES

On each annual anniversary date of this Agreement, the fees enumerated above will be increased by the lesser of, the change in the Consumer Price Index for the Northeast region (CPI), or the overall inflation rate for the twelve month period ending with the month preceding such annual anniversary date.



(b) EXPENSES.

The Fund shall reimburse ADS for any out-of-pocket expenses, exclusive of salaries, advanced by ADS in connection with but not limited to the printing of confirmation forms and statements, proxy expenses, quotation services, travel requested by the Fund, telephone, facsimile transmissions, stationery and supplies (related to Fund records), record storage, postage (plus a $0.07 service charge for all mailings), telex and courier charges authorized by the Fund, incurred in connection with the performance of its duties hereunder. ADS shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse ADS within fifteen (15) days after receipt thereof.


(c) SPECIAL REPORTS.

All reports and /or analyses requested by the Fund, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of Fund administrative activities as specified in Paragraph 1 of this Agreement or are not required to clarify standard reports generated by ADS, shall be subject to an additional charge, agreed upon in advance and in writing, based upon the following rates:


                       Labor:
                         Senior staff - $100.00/hr.
                         Junior staff - $50.00/hr.
                        Computer time - $45.00/hr.


(d) SECURITY DEPOSIT.

           The Fund will remit to ADS upon execution of this Agreement a security deposit equal to one (1) month's minimum fee under this Agreement, computed in accordance with the number of portfolios listed in Schedule B of this Agreement without giving effect to any fee waivers that may be in effect. The Fund will have the option to have the security deposit applied to the last month's service fee, or applied to any new contract between the Fund and ADS.


(e) CONVERSION CHARGE.

None.



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SCHEDULE B:

PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:

Matterhorn Growth Fund, Inc.





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